Investors contact:
Susan Mesco
Cytogen Corporation
(609) 750-8213

Cytogen Reports Fourth Quarter and Full Year 2006 Financial Results

Record product revenue in 2006 driven by a 23% increase in PROSTASCINT® sales.

Launch of oral mucositis therapy CAPHOSOL® on track for first quarter of 2007; SOLTAMOX™ launch underway.

PRINCETON, N.J., February 28, 2007 -- Cytogen Corporation (NASDAQ: CYTO) today reported its financial results for the fourth quarter and year ended December 31, 2006. The Company also reiterated its plans to launch CAPHOSOL® in the U.S. during the first quarter of 2007. CAPHOSOL is an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that is approved in the U.S. as a prescription medical device. CAPHOSOL was in-licensed by Cytogen in October 2006 and represents the Company’s fourth marketed oncology product in the United States.

Cytogen reported a net loss of $8.9 million, or $0.34 per diluted share for the fourth quarter of 2006, compared to a net loss of $4.8 million, or $0.25 per diluted share, for the same period in 2005. The increase in the net loss was primarily due to initial costs to support the commercial launches of SOLTAMOX and CAPHOSOL. For the full year, Cytogen reported a net loss of $15.1 million, or $0.64 per diluted share in 2006, compared to a net loss of $26.3 million, or $1.54 per diluted share in 2005. Cytogen’s financial results for 2006 were favorably impacted by a $12.9 million gain recognized in the quarter ended June 30, 2006 for the sale of its joint venture interest in the PSMA Development Company LLC (PDC).

Product revenues, which were predominately comprised of sales of QUADRAMET® (samarium Sm-153 lexidronam injection) and PROSTASCINT® (capromab pendetide), increased to $4.5 million for the fourth quarter of 2006 compared to $4.2 million for the same period in 2005 and $4.2 million for the third quarter of 2006. For the full year, total product revenues increased to $17.3 million in 2006 compared to $15.8 million in 2005.

“2006 was a pivotal year for Cytogen marked by progress in each aspect of our three-prong business strategy,” said Michael D. Becker, Cytogen’s president and chief executive officer. “First, we expanded our revenue opportunities with the in-licensing of two marketed therapeutic products, SOLTAMOX™ (tamoxifen citrate) and CAPHOSOL, which firmly established Cytogen as a product-focused company with a growing commercial presence in the U.S. oncology market and multiple growth drivers.”

Mr. Becker added: “Second, we have continued to advance our data-driven strategy to unlock the market potential of QUADRAMET and PROSTASCINT. Important data for both products were recently published and presented and additional data are expected in the coming year. Our growth strategy for PROSTASCINT began delivering results in 2006 and we expect similar progress for our QUADRAMET initiatives.”

“Third, we continue to build long-term sustainability by advancing strategic projects that are in line with our business objectives as evidenced by the recently initiated Phase 1 clinical trial for CYT-500 and the monetization of assets that were no longer a strategic fit. We also continue to explore studies with cooperative groups to advance our QUADRAMET combination strategy in a cost-efficient manner. With a substantially broadened product offering and numerous key clinical milestones expected, the stage is set for 2007 to be a year of solid execution,” Mr. Becker concluded.

Recent Business Highlights

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In February, Cytogen announced the initiation of the first human clinical study of CYT-500, a radiolabeled monoclonal antibody targeted to prostate-specific membrane antigen (PSMA). The Phase 1 clinical trial will investigate the safety and tolerability of CYT-500 and determine the optimal antibody mass and therapeutic dose for further studies. The clinical trial is being conducted at Memorial Sloan-Kettering Cancer Center under a Cytogen-sponsored Investigational New Drug (IND) application, which was approved by the United States Food and Drug Administration in May 2006, and is expected to enroll up to 36 patients.

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In February, PROSTASCINT and QUADRAMET were the subject of a number of presentations at the 2007 Prostate Cancer Symposium. Outcomes data from three studies highlighted PROSTASCINT’s predictive value for prostate cancer management, including an eight-year survival study. QUADRAMET was featured in two presentations, including interim data from an ongoing Phase 1 clinical trial evaluating the combination of QUADRAMET and docetaxel for hormone-refractory prostate cancer patients.

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Results from the first prospective multi-center Phase 4 study specifically evaluating the common clinical course of patients who initially respond to QUADRAMET and subsequently become candidates for re-treatment upon the recurrence of symptoms recently appeared in the American Cancer Society’s peer-reviewed journal, Cancer.

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In February, Cytogen and Advanced Magnetics, Inc. agreed to drop all claims against each other and the two companies reached a settlement agreement. Under the terms of the agreement, Advanced Magnetics paid Cytogen $4 million and released 50,000 shares of Cytogen common stock being held in escrow. In addition, both parties agreed to early termination of the 10-year license and marketing agreement and supply agreement established in August 2000 for oncology imaging applications for two products under development. The license and marketing agreement and supply agreement would have expired in August 2010. The settlement is consistent with Cytogen’s commitment to focus on oncology therapeutics and to create near-term value from assets that are no longer aligned with its business objectives.

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A seven-year survival study that emphasizes PROSTASCINT’s emerging potential as a valuable tool in managing the care of prostate cancer patients appeared in the online edition of the American Brachytherapy Society’s peer-reviewed journal, Brachytherapy in February 2007. The study evaluated the use of PROSTASCINT fusion imaging to define brachytherapy treatment regimens for 239 newly-diagnosed prostate cancer patients.

•
In January 2007, the National Comprehensive Cancer Network (NCCN) included PROSTASCINT in its updated clinical practice guidelines for recurrent prostate cancer. Expanded inclusion in the NCCN’s guidelines further reinforces the value of PROSTASCINT for evaluation of prostate cancer in patients suspected of having locally recurrent disease.

2007 Outlook and Milestones

In addition to new contributions from CAPHOSOL and SOLTAMOX, Cytogen expects year-over-year growth for QUADRAMET and PROSTASCINT for the full year ending December 31, 2007 as it continues to advance its data-driven clinical and commercial strategy designed to optimize the market potential for these products within their currently approved indications. In 2006, Cytogen’s growth strategy for PROSTASCINT began to produce results and the Company expects to begin to see progress from its QUADRAMET initiatives during 2007 as new data is presented and published.

Cytogen expects selling, general and administrative expenses for 2007 to be in the range of $38.0 to $42.0 million. The increase in selling, general and administrative expenses is largely due to initial launch spending anticipated for the first half of 2007 in support of CAPHOSOL.

The Company expects research and development expenses for 2007 to be in the range of $9.0 to $11.0 million due to the progress of ongoing studies and initiation of new clinical programs.  For example, in view of encouraging results from various Phase 1 studies, the Company expects to advance its strategy to evaluate QUADRAMET in combination with other commonly used cancer therapeutics in both prostate cancer and multiple myeloma. This includes initiating a Phase 2 study evaluating QUADRAMET and docetaxel (Taxotere®, sanofi-aventis) for the treatment of hormone-refractory prostate cancer and a Phase 2 study evaluating QUADRAMET and bortezomib (Velcade®, Millenium Pharmaceuticals, Inc.) for the treatment of multiple myeloma. This combination strategy will also be expanded to include breast cancer through the initiation of a Phase 1 trial evaluating QUADRAMET and albumin-bound paclitaxel (Abraxane®, Abraxis BioScience, Inc.).  In addition, in early 2007 the Company initiated a Phase 1 clinical trial for CYT-500, a third-generation radiolabeled antibody that is being developed for the treatment of prostate cancer.

Marketed Products

Cytogen’s specialized sales force currently markets two therapeutic products (QUADRAMET and SOLTAMOX) and a molecular imaging agent (PROSTASCINT) to the U.S. oncology market. The Company is also on track to launch CAPHOSOL, its fourth marketed oncology product, in the first quarter of 2007. CAPHOSOL, an advanced electrolyte solution, is a prescription medical device indicated in the U.S. as an adjunct to standard oral care in treating oral mucositis caused by radiation or high dose chemotherapy, a condition estimated to affect more than 400,000 cancer patients each year. CAPHOSOL is also indicated for dryness of the mouth (hyposalivation) or dryness of the throat (xerostomia) regardless of the cause or whether the conditions are temporary or permanent.

Sales of QUADRAMET, a skeletal targeting radiopharmaceutical for the treatment of pain arising from cancer that has spread to the bone, were $1.9 million for the quarter ended December 31, 2006 compared to $2.2 million for the same period in 2005. For the full year, sales of QUADRAMET were $8.1 million in 2006 compared to $8.4 million in 2005. QUADRAMET year-over-year sales were essentially flat taking into account a change in the timing of scheduled maintenance shutdowns for one of the Company’s raw material suppliers that negatively impacted product availability during the fourth quarter of 2006.

Sales of PROSTASCINT, the first and only commercial monoclonal antibody-based agent that targets prostate-specific membrane antigen (PSMA) to image the extent and spread of prostate cancer, increased to $2.6 million for the quarter ended December 31, 2006 compared to $2.1 million in the same period of 2005. For the full year, sales of PROSTASCINT grew to $9.1 million in 2006 compared to $7.4 million in 2005. The growth of PROSTASCINT is primarily attributable to increased demand associated with the Company’s marketing initiatives and a growing level of awareness of the advancements in imaging processing and the value of PROSTASCINT fusion imaging. PROSTASCINT fusion imaging combines anatomical images from computed tomography (CT) or magnetic resonance imaging (MRI) with functional images from PROSTASCINT.

In 2006, Cytogen introduced SOLTAMOX to the U.S. oncology market and began supplying the distribution channels to support initial patient demand. During the fourth quarter of 2006, approximately $1.0 million of SOLTAMOX supply was shipped to wholesalers; however, in accordance with U.S. generally accepted accounting principles, these shipments have not been recognized as revenue in the Company’s financial statements. Cytogen will recognize SOLTAMOX revenues in its consolidated statement of operations when the Company has sufficient information to estimate expected product returns. SOLTAMOX, a cytostatic estrogen receptor antagonist, is the first oral liquid hormonal therapy approved in the U.S. It is indicated for the treatment of metastatic breast cancer and to reduce the incidence of breast cancer in women who are at high risk for the disease. Cytogen obtained the exclusive U.S. marketing rights for SOLTAMOX in April 2006.

Selling, general and administrative expenses

Selling, general and administrative expenses for the quarters ended December 31, 2006 and 2005 were $10.2 million and $5.4 million, respectively. For the full year, selling, general and administrative expenses were $30.2 million in 2006 compared to $25.9 million in 2005. The increases in selling, general and administrative expenses were primarily attributable to increased marketing initiatives for Cytogen’s marketed products, including costs to support the commercial launches of both SOLTAMOX and CAPHOSOL. SOLTAMOX was introduced to the U.S. oncology market in August 2006 and Cytogen expects to launch CAPHOSOL during the first quarter of 2007. Selling, general and administrative expenses for 2006 were also unfavorably affected by the Company’s adoption in January 2006 of Statement of Financial Accounting Standards No. 123R, under which stock-based compensation costs for employee equity awards are recognized as an expense.

Research and development expenses

Cytogen’s research and development expenses for the quarter ended December 31, 2006 were $1.7 million versus $2.2 million for the same period in 2005. The decrease in research and development expenses was attributable to preclinical development costs incurred during the quarter ended December 31, 2005 associated with CYT-500, Cytogen’s third-generation radiolabeled antibody that is in Phase 1 clinical development for prostate cancer. For the full year, research and development expenses increased to $7.3 million in 2006 compared to $6.2 million in 2005. The increase from the prior year period was primarily attributable to clinical development programs for QUADRAMET and PROSTASCINT.

Equity in loss of joint venture

Joint venture expenses reflect costs associated with PSMA Development Company or PDC, a former joint venture between Cytogen and Progenics Pharmaceuticals, Inc. for the development of in vivo immunotherapies targeting PSMA. As previously disclosed, Cytogen sold its interest in the joint venture during the second quarter of 2006 for net cash proceeds of $13.1 million, potential future milestone payments totaling up to $52 million payable upon regulatory approval and commercialization of PDC products, and an undisclosed royalty on future PDC product sales. Cytogen has no further obligation to fund the joint venture. Cytogen’s share of the equity in the loss of PDC for the quarter ended December 31, 2005 was $296,000. For the full year, Cytogen’s share of the equity in the loss of PDC was $120,000 in 2006 compared to $3.2 million in 2005.

Non-operating income

For the quarter and full year ended December 31, 2006, Cytogen recorded net interest income of $362,000 and $1.4 million, respectively, compared to $211,000 and $598,000, respectively, for the same periods in 2005. The increases from the prior year periods were due to higher average yields on higher average cash balances in 2006.

The Company’s consolidated statements of operations for the quarters and years ended December 31, 2006 and 2005 include non-operating income that represents decreases in the fair value of the Company’s long-term warrant liability. For the quarters ended December 31, 2006 and 2005 Cytogen recorded non-operating income of $735,000 and $963,000, respectively. For the full year, Cytogen recorded non-operating income of $1.0 million in 2006 and $1.7 million in 2005.

Cash and cash equivalents

Cytogen's cash and cash equivalents as of December 31, 2006 were $32.5 million compared to $30.3 million as of December 31, 2005. The increase in cash was attributable to net cash proceeds of $13.1 million from the sale of Cytogen’s interest in the PDC joint venture and the receipt of approximately $18.5 million in net proceeds from the November 2006 sale of common stock and warrants. These cash inflows were partially offset by cash used for operations and licensing fees to acquire rights to SOLTAMOX and CAPHOSOL. The December 31, 2006 cash balance does not include the $4.0 million settlement from Advanced Magnetics during the first quarter of 2007.

Conference call and webcast information

Cytogen will broadcast its quarterly investor conference call live over the Internet today Wednesday February 28, 2007, beginning at approximately 4:15 p.m. eastern standard time (EST). The dial-in number for the U.S. is 866-383-8008 and the pass code number is 19823597. The dial-in number for international callers is 617-597-5341 and the pass code number is 19823597. This event can also be accessed from Cytogen's Web site at www.cytogen.com on the “Investor Relations” page. A link to the webcast is also available under the Calendar of Events header. The event will be archived and available for replay starting approximately one hour after the call and continuing for 7 days thereafter. The replay dial-in number for the U.S. is 888-286-8010 and the dial-in number for international callers is 617-801-6888. The replay pass code number is 80158732.

About Cytogen

Founded in 1980, Cytogen is a biopharmaceutical company dedicated to advancing the treatment and care of cancer patients by building, developing, and commercializing a portfolio of specialty pharmaceutical products. The Company’s specialized sales force currently markets QUADRAMET® (samarium Sm-153 lexidronam injection), PROSTASCINT® (capromab pendetide), and SOLTAMOX™ (tamoxifen citrate) to the U.S. oncology market. QUADRAMET is approved for the treatment of pain in patients whose cancer has spread to the bone, PROSTASCINT is a PSMA-targeting monoclonal antibody-based agent to image the extent and spread of prostate cancer, and SOLTAMOX is the first liquid hormonal therapy approved in the U.S. for the treatment of breast cancer in adjuvant and metastatic settings. In early 2007, Cytogen plans to introduce its fourth approved oncology product to the U.S. market, CAPHOSOL®, an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that is approved in the U.S. as a prescription medical device. The Company is also developing CYT-500, a third-generation radiolabeled antibody to treat prostate cancer. Cytogen’s product-focused strategy focuses on attaining sustainable growth through clinical, commercial, and strategic initiatives.

This press release references clinical applications that differ from those reported in the QUADRAMET and PROSTASCINT and package inserts. A copy of the full prescribing information for CAPHOSOL, QUADRAMET, SOLTAMOX, and PROSTASCINT, including warnings, precautions, adverse events and other safety information may be obtained in the U.S. from Cytogen Corporation by calling toll-free 800-833-3533 or by visiting the web site at http://www.cytogen.com. The Company’s website is not part of this press release.

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to: the risk of successfully marketing its products; the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen's products, such as third-party payor reimbursement issues; the risk associated with Cytogen's dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Cytogen's periodic filings with the SEC. All information in this press release, including the forward-looking statements contained herein, are made only as of the date of this press release.

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(Financial statements to follow)

Cytogen Corporation and Subsidiaries
(All amounts in thousands except per share data)
(Unaudited)

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Product revenue:
QUADRAMET	$1,899	$2,152	$8,141	$8,350
PROSTASCINT	2,590	2,059	9,125	7,407
Other	30	--	30	--
Total product revenue	4,519	4,211	17,296	15,757

License and contact revenue	2	34	11	189
Total revenues	4,521	4,245	17,307	15,946

Operating expenses:
Cost of product revenue	2,605	2,526	10,150	9,523
Selling, general and administrative	10,198	5,439	30,166	25,895
Research and development	1,720	2,248	7,301	6,162
Equity in loss of joint venture	--	296	120	3,175
Total operating expenses	14,523	10,509	47,737	44,755

Interest income, net	362	211	1,415	598
Gain on sale of equity interest in joint venture	--	--	12,873	--
Decrease in value of warrant liability *	735	963	1,039	1,666
Loss before income taxes	(8,905)	(5,090)	(15,103)	(26,545)
Income Tax Benefit	--	(256)	--	(256)
Net loss	($8,905)	($4,834)	($15,103)	($26,289)

Basic and diluted net loss per share	($0.34)	($0.25)	($0.64)	($1.54)

Weighted average common shares outstanding	26,468	19,466	23,494	17,117

* Reflects a mark-to-market decrease of $735 and $963 for the quarter ended December 31, 2006 and 2005, respectively, and $1,039 and $1,666 for the year ended December 31, 2006 and 2005, respectively, in the value of the warrant liability related to warrants issued in July and August 2005 and November 2006.

Cytogen Corporation and Subsidiaries
(All amounts in thousands)
(Unaudited)

Condensed Consolidated Balance Sheets

	12/31/06	12/31/05

Assets:
Cash and cash equivalents	$32,507	$30,337
Accounts receivable, net	2,113	1,743
Inventories	2,538	3,582
Property and equipment, net	691	886
Product license fees, net	11,612	6,327
Other assets	4,892	1,915
Total assets	$54,353	$44,790

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$10,104	$5,271
Other current liabilities	64	26
Warrant liability	6,464	1,869
Other long-term liabilities	59	46
Stockholders’ equity	37,662	37,578
Total liabilities and stockholders’ equity	$54,353	$44,790